AMENDED AND RESTATED

LIMITED LIABILITY COMPANYAGREEMENT

MAJESTIC FUNDING PARTNERS, LLC

(A Delaware Limited Liability Company)

Dated Effective as of September 15, 2023

SUPERSEDES ANY PREVIOUS

LIMITED LIABILITY COMPANYAGREEMENT

MAJESTIC FUNDING PARTNERS, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANYAGREEMENT

MAJESTIC FUNDING PARTNERS, LLC

This Amended and Restated Operating Agreement of Majestic Funding Partners, LLC (this “Agreement”), dated effective as of March 31, 2023, is executed and agreed to, for good and valuable consideration, by the Members (as defined below).

ARTICLE I

DEFINITIONS

1.1Definitions

As used in this Agreement, the following terms have the following meanings:

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls is controlled by or under common control with, such Person. For the purposes of this definition, the term “controls,” “is controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether (i) through the ownership of voting securities, (i) by contract, or (ii) otherwise.

“Agreement” has the meaning given that term in the introductory paragraph.

“Capital Account” means the capital account of a Member in the Company.

“Capital Contribution'“ means any contribution by a Member to the capital of the Company.

“Certificate” has the meaning given that term in Section 2.01.

“Class A Common Members” means those members holding Class A Common Units.

“Class A Common Units” means the Class A Common Non-Voting Units of the Company.

“Class A Preferred Members” means those members holding Class A Preferred Units.

“Class A Preferred Units” means the Class A Preferred Units of the Company. Each Class A Preferred Unit has ten (10) votes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Majestic Funding Partners, LLC, a Delaware limited liability company.

»Gross Asset Value” means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Manager;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (A) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the Member's Interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.7041(b)(2) (ii)(g); and (D) in connection with the grant of an Interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a partner capacity, or by a new Member acting in a partner capacity in anticipation of being a Member; provided, however that adjustments pursuant to clauses (A), (B), and (D) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b) but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulations Section 1.7041(b)(2)(iv)(m) and (B) subparagraph  (vi) of the definition of “Profits” and “Losses” or Section 7.03(g), provided, however that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Manager determines that an adjustment pursuant to subparagraph (ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Members” means any member admitted to the Company.

“Membership Interests” means the interest of Members in the Company, including without limitation, rights to distribution (operating and/or liquidating or otherwise), allocations, information, accounts and inspections to consent or approve.”

“Losses” shall mean, for each fiscal year, the losses and deductions of the Company,

“Officers” has the meaning given that term in Section 6.02.

“Profits” shall mean, for each fiscal year, the income and gains of the Company.

“Person” has the meaning given that term in 518-101 of the Act.

Other terms defined herein have the meanings so given them.

1.2Construction

Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to Articles and Sections refer (unless stated otherwise) to articles and sections of this Agreement

ARTICLE II

FORMATION

2.01Formation

The Company has been organized as a Delaware limited liability company by the filing of a certificate of formation (“Certificate”) under the name of “Majestic Funding Partners, LLC”.

2.2Name

The name of the Company is on the cover page of this Agreement and all Company business must be conducted in that name or such other names as the Members may select from time to time.

2.3Registered Office: Registered Agent: Principal Office; Other Offices

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Members may designate from time to time in the manner provided by the Act. The registered agent of the Company shall be the initial registered agent named in the Certificate or such other Person or Persons as the Members may designate from time to time in the manner provided by the Act. The principal office of the Company shall be at such place as the Members may designate from time to time, and the Company shall maintain records there as required by the Act. The Company may have such other offices as the Members may designate from time to time.

2.4Purpose

The purpose of the Company is to transact any and all other lawful business for which limited liability companies may be organized under the Act, including without limitation, to act as a broker dealer and provide advisory services.

2.5Tern-I

The Company commenced on the date the Secretary of State of the State of Delaware issued a certificate of organization for the Company and shall continue in existence perpetually or until such time as this Agreement may specify.

2.6Rights and Obligations

The rights and obligations of the Members with respect to the Company will be governed by the Act.

ARTICLE III

MEMBERSHIP

3.1Members

The Members of the Company are listed on Exhibit A, as amended from time to time.

3.2Information

In addition to the other rights specifically set forth in this Agreement, the Members are entitled to all information to which the Members are entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.

3.3Liability to Third Parties

Neither the Members nor any Officer of the Company shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of any court. In addition, and without limiting the foregoing, the Members, on the one hand, and the Company, on the other hand, are separate and distinct persons, each responsible for their own obligations and liabilities.

ARTICLE IV

CAPITAL CONTRIBUTIONS; ALLOCATIONS AND TAX ALLOCATIONS

4.1Initial Contributions

The Company was formed by the Members on October 26, 2022 and the Class A Preferred Members

made their initial contributions at that time.

4.2Subsequent Contributions

Except as provided in Section 4.01, no Members shall have any obligation to make any Capital Contribution. Subsequent Capital Contributions may be made from time to time at the discretion of the Members.

4.3Return of Contributions

The Members are not entitled to the return of any part of their Capital Contributions or to be paid interest in respect of cither their Capital Account or their Capital Contribution. An underpaid Capital Contribution is not a liability of the Company. The Members shall not be required to contribute or to lend any cash or property to the Company to enable the Company to return the Members' Capital Contribution.

4.4Advances by Members

If the Company does not have sufficient cash to pay its obligations, the Members, in their sole discretion, may agree to advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.04 constitutes a loan from the Members to the Company, bears interest at the rate agreed to with the Company at such time from the date of the advance until the date of payment, and is not a Capital Contribution. Upon the Members' request, the Company shall execute and deliver to the Members a promissory note setting forth the terms and conditions of any advance.

4.5Capital Accounts

A separate Capital Account shall be maintained for each of the Members.

4.6Ownership Interest

The ownership interest of the Members in the Company (the “Ownership Interest”) as of the date hereof is set forth on Exhibit A.

4.7Limited Liability

Except to the extent required under the Act, no member of the Company (regardless of whether such member is serving as Manager (as hereinafter defined) shall be personally liable for any debt, obligation or liability of the Company, regardless of whether the debt, obligation or liability arises in contract, tort or otherwise, solely by reason of being a member of the Company.

4.8Capital Accounts

There shall be established for each Member on the books of the Company a capital account (a “Capital Account”), which shall be maintained and adjusted in accordance with the following provisions:

(a)To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(b)To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(c)In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(d)In determining the amount of any liability for purposes of subparagraphs (a) and (b), there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.7041(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Member), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material adverse effect on the amounts distributable to any Member pursuant to this Agreement upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.7041(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.7041 (b), provided that, to the extent that any such adjustment is inconsistent with other provisions of this Agreement and would have a material adverse effect on any Member, such adjustment shall require the consent of such Member.

4.9Profits and Losses

After giving effect to the special allocations set forth below, Profits and Losses for any Allocation Year shall be allocated to the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member if (i) the Company were dissolved, its affairs wound up and its assets sold for cash in an amount equal to their Gross Asset Values, (ii) all Company liabilities were satisfied (limited, in the case of any nonrecourse liability, to the Gross Asset Values of the assets securing such liability), and (ii) the net assets of the Company were distributed in accordance with this Agreement to the Members, after subtracting for this purpose each Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately after the hypothetical sale of assets.

4.10Special Allocations

The following special allocations shall be made in the following order:

(a)Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.7042(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.7042(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.7042(f)(6) and 1.7042(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.7042(f) and shall be interpreted consistently therewith.

(b)Member Minimum Gain Charqeback. Except as otherwise provided in Regulations Section 1.7042(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(1)(5), shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.7042(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.7042(i)(4) and 1.7042(j)(2). This Section is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.7042(i)(4) and shall be interpreted consistently therewith.

(c)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.7041(b)(2)(ii)(d)(4), Section 1.7041(b)(2)\(i)(d) (5), or Section 1.7041(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Agreement have been tentatively made as if this Section were not in the Agreement.

(d)Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.7042(g)(1) and 1.7042(1)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Agreement have been made as if Section 4.11(c) and this Section 4.11(d) were not in this Agreement.

(e)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.7042(i)(1).

(f)Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated among the Members in proportion to their capital contributions.

(g)Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations Section 1.7041(b)(2)(iv)(m)(2) or Section 1.7041(b)(2)\(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.7041(b)(2)\(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.7041(b)(2)(iv)(m)(4) applies.

(h)Allocations Relating to Taxable Issuance of Company Interests. Any income, gain, loss, or deduction realized as a direct or indirect result of the issuance of an Interest by the Company to a Member (the “Issuance Items”) shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member, shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

4.11Loss Limitation

Losses allocated pursuant hereto shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses in this Agreement, the limitation set forth in this section shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

4.12Other Allocation Rules

(a)Profits, Losses, and any other items of income, gain, loss, or deduction shall be allocated to the Members pursuant to this Agreement as of the last day of each Fiscal Year, provided that Profits, Losses, and such other items shall also be allocated at such times as the Gross Asset Values of Company property are adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value.”

(b)For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

(c)The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions of this Agreement in reporting their shares of Company income and loss for income tax purposes, except to the extent otherwise required by law.

(d)Solely for purposes of determining a Member's proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.7523(a)(3), the Members' interests in Company profits are in proportion to their capital contributions.

(e)To the extent permitted by Regulations Section 1.7042(h)(3), the Manager shall endeavor to treat distributions of Net Income as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

4.13Tax Allocations; CodeSection704(c)

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with subparagraph (i) of the definition of “Gross Asset Value” herein). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of “Gross Asset Value”, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement, provided that the Company shall elect to apply the allocation method selected pursuant to the Regulations under Section 704(c). Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any other provision of this Agreement. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for the Allocation Year.

ARTICLE V

WITHDRAWALS AND DISTRIBUTIONS

5.01Withdrawals

(a)A Member may withdraw from the Company in accordance with the provisions of this Agreement or make a withdrawal from its Capital Account upon notice to the Manager(s). Upon withdrawal by a Member, the Manager shall have a reasonable period of time in which to distribute the Member's final capital account. All Distributions of cash and other Company assets that are provided for in this Agreement shall be made only to Persons who, according to the books and records of the Company, are holders of records of Interest in the Company on the date determined by the Manager as of which the Members are entitled to any such distributions.

(b)The Manager may require a Member to withdraw all or any amount of the value of the Member's Capital Account if the Manager reasonably deems it necessary to do so to comply with anti-money laundering or other laws and regulations applicable to the Company, the Manager, the Members, or any of the Company's service providers, or to avoid a material adverse impact on the Company or the other investors in the Company. In such event, the Manager shall give not less than five days' written notice to the Member specifying the date of withdrawal. As soon as practicable thereafter, the withdrawing Member shall receive the balance of the value in such Member's Capital Account, subject to all appropriate adjustments pursuant to the provisions of this Agreement.

5.02Distributions of Net Cash from Operations

Except as provided herein, the Manager shall distribute any Net Cash from Operations as of the end of each calendar quarter to the Members within 30 days after the end of the quarter equally to the Class A Preferred Units and the Class A Common Units, and then to each Unit within each Class, prorata as to the number of Units owned of each Class.

5.03Distributions of Net Cash from   Capital Events

(a)Except as provided herein, the Manager shall distribute any Net Cash from Capital Events as of the end of each calendar quarter to the Members within 30 days after the end of the quarter equally to the Class A Preferred Units and the Class A Common Units, and then to each Unit within each Class, pro-rata as to the number of Units owned of each Class.

(b)Notwithstanding any provision to the contrary in this Agreement, the Company, and the Manager on behalf of the Company, shall not make a distribution to any Member on account of the Member's interest in the Company if such distribution would violate the Act or other applicable law.

(c)Tax Distributions. Subject to the last sentence of this Section, the Manager shall use its commercially reasonable efforts to cause the Company to distribute, within 100 days after the end of each Fiscal Year, an amount of cash, calculated in accordance with the next sentence, to each Member equal to such Member's tax percentage of the Company's net taxable income and gain allocated to such Member in respect of such Fiscal Year. The amount of any tax distribution will be calculated by the Manager in its sole discretion using the highest blended U.S. federal and state income tax rates applicable to the Members and to capital gains and ordinary income, as applicable. All Tax Distributions will be made to the Members in proportion to allocations of taxable income for the applicable calendar year, which in turn are based on the Manager's calculations. Any amounts to be distributed to a Member as a Tax Distribution shall be reduced by any amount of cash already distributed to the Member, and any Tax Distribution actually distributed to a Member shall be treated as an advance against, and shall reduce the amount of, subsequent distributions of Net Cash pursuant to this Section.

(d)In-Kind Distribution. If any assets of the Company are distributed to the Members in kind, such assets shall be valued based on the Fair Value thereof on the date of distribution. The Fair Value of such assets shall be determined by the Manager. The amount by which the Fair Value of any property to be distributed in kind to the Members exceeds or is less than the basis of such property shall, to the extent not otherwise recognized by the Company, be taken into account in computing gain or loss of the Company for purposes of crediting or charging the Capital Accounts of the Members. At a Member's request, if assets are to be distributed in-kind, the Company may, in the sole discretion of the Manager and at the expense of the Company, form a liquidating trust or other entity to hold such assets on behalf of such Member, and distribute the net proceeds from the sale or other disposition of such assets to such Member from time to time as they become available.

(e)Suspension of Payment of Distribution and Withdrawal Proceeds for Anti-Money Laundering Purposes- The Manager, by written notice to any Member, may suspend payment of any distribution or withdrawal proceeds to such Member if the Manager reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Company, the Manager, any of the Managing Members or any of the Company's service providers.

(f)Withholding Obligations. To the extent the Company is required by law to withhold or to make tax payments on behalf of or as to any Member (“Tax Payments”), the Company may withhold such amounts and make such Tax Payments as may be required. All such Tax

Payments shall be treated for all other purposes of this Agreement as having been paid to such Member (whether before or upon liquidation) in respect of the amount of such Tax Payments. Each Member hereby agrees to (a) indemnify and hold harmless the Company and the Manager from and against any liability as to Tax Payments made on behalf of or as to such Member, and (b) promptly give the Company any certification or affidavit that the Company may request in connection with this Section.

(g)Return of Distributions. For up to three years after the final dissolution of the Company, to the extent needed to fund Company liabilities, including the Company's indemnity obligations under this Agreement, in the event the Company does not have sufficient cash or unfunded Capital Commitments to satisfy those obligations, the Company may require the Members to return any distributions previously made to them; provided, however, that in no event will a Member be obligated to return an amount greater than 25% of the lesser of (1) that Member's total Capital Commitment and (ii) all distributions previously made to that Member.

ARTICLE VI

MANAGEMENT; OFFICERS; MEETINGS; INDEMNIFICATION

6.1Management Rights

(a)Members. The Company shall be Managed by the Manager(s), who shall have all power and authority to solely and exclusively manage and control the business and affairs of the Company.

(b)Meetings. The Members may, but need not, hold meetings from time to time at such time and at such place as shall be determined by the Manager(s).

(c)Quonum and Voting. At all meetings of the Members a majority of the total number of Members (whether present in person or by telephone or other means of telecommunication) shall constitute a quorum for the transaction of business and, unless otherwise specified herein, or otherwise provided by law, the act of the majority of the Members present at a meeting at which there is a quorum shall be the act of the Members.

(d)Action without Meeting. Unless otherwise specified herein, any action required or permitted to be taken at a meeting of the Members or of any committee thereof, may be taken without a meeting, if al! members of the Members or such committee thereof, consent in writing to such action.

6.2Officers

(a)Designation and Appointment. The Company shall have such officers as the Members shall designate and appoint from time to time in their sole discretion (the “Officers”). Any number of offices may be held by the same person. Officers need not be residents of the State of Delaware or Members. Any Officers so designated shall have such authority and perform such duties as the Members may, from time to time, delegate to them by written resolution of the Members. Each Officer shall hold office until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Members.

(b)Resignation/Removal. An Officer may resign at any time by an instrument in writing delivered to the Members. Any Officer may be removed as such, either with or without cause, at any time by the Members.

(c)Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

6.3Reimbursement

The Members and Officers of the Company shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred in the course of their service hereunder.

6.4Conflicts of Interest

Subject to the other express provisions of this Agreement, the Members and each of the Officers of the Company, at any time and from time to time, may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member or Officer of the Company the right to participate therein. The Company may transact business with such Member or any Officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

6.5Indemnity of Officers and Members

Any Officer of the Company and the Members, their Affiliates, or any partner, member, shareholder, director, officer, venturer, proprietor, trustee, employee, agent and/or legal representative of any Member or its Affiliates will not be liable or accountable, in damages or otherwise, to the Company or to any other Officer of the Company or any other Member for any error of judgment or for any mistake of fact or law or for anything that it may do or refrain from doing hereafter in connection with the business and affairs of the Company, except in the case of willful misconduct. The Company shall indemnify and hold harmless any Officers, employees and agents of the Company, the Members, any Affiliates of the Members, or any of their partners, members, shareholders, managers, officers, venturers, proprietors, trustees, employees, agents and/or legal representatives (collectively, “Indemnified Persons”) from and against any and all loss, cost, damage, expense (including without limitation fees and expenses of attorneys) or liability by reason of any acts taken or not taken by the Indemnified Persons for the Company (INCLUDING ANY LOSS, DAMAGE, EXPENSE, OR LIABILITY CAUSED BY OR ATTRIBUTABLE TO THE ORDINARY OR GROSS NEGLIGENCE OF THE INDEMNIFIED PERSON AND FOR ANY ACTION FOR WHICH THE INDEMNIFIED PERSON MAY INCUR STRICT LIABILITY), except in the case of willful misconduct. The Company shall advance, before the final disposition of any court or administrative proceeding, expenses incurred by an Indemnified Person (a) who was, is or is threatened to be made a named defendant or respondent in a court or administrative proceeding or (b) in connection with that Person's appearance as a witness or other participation in a court or administrative proceeding involving or affecting the Company or any affiliated entity at a time when that Person is not a named defendant or respondent in the court or administrative proceeding. The provisions of this Section 6.06 shall be enforceable to the fullest extent permitted by the Act, as it may be hereafter amended (but, in the case of any amendment, only to the extent that such amendment permits broader indemnification rights than the Act allowed before such amendment). The Company's obligations under this Section 6.06 shall be limited to the assets of the Company, and the Members shall not be-required to make any Capital Contribution in respect thereof.

ARTICLE VII

BOOKS, RECORDS AND BANK ACCOUNTS

7.1Maintenance of Books

The Company shall keep books and records of accounts and shall keep minutes of the proceedings of its Members. The books of account for the Company shall be maintained in accordance with the tenants of this Agreement.

7.2Accounts

The Members shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company's name with financial institutions and firms that the Members determine.

ARTICLE VIII

DISSOLUTION, LIQUIDATION, AND TERMINATION

8.1Dissolution

The Company shall dissolve and its affairs shall be wound up on the first to occur of the following :

(a)the unanimous written consent of the Members;

(b)the expiration of the period (if any) fixed for the duration of the Company set forth in the Certificate; and

(c)entry of a decree of judicial dissolution of the Company under 518-802 of the Act.

8.2Liquidation and Termination

On dissolution of the Company, the Person appointed by the Members shall be the liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator shall be as follows;

(a) as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidator shall cause the notice to be mailed to each known creditor of and claimant against the Company in accordance with the Certificate;

(c) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.04) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(d) all remaining assets of the Company shall be distributed to the Members ih accordance with the Distributions of Net Cash from Operations here in.

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section. The distribution of cash or property to the Members in accordance with this Section constitutes a complete return to the Members of their Capital Contributions and a complete distribution to the Members of their Membership Interests and all the Company's property.

8.3Certificate of Cancellation

On completion of the distribution of the Company's assets as provided herein, the Company is terminated, and the Person appointed by the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to Section 2.05, and take such other actions as may be necessary to terminate the Company.

ARTICLE IX

GENERAL PROVISIONS

9.1Offset

Whenever the Company is to pay any sum to the Members, any amounts that the Members owe the Company may be deducted from that sum before payment.

9.2Notices

Except as expressly set forth to the contrary in this Agreement or unless otherwise waived by the Members in their sole discretion, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested, or by delivering that writing to the recipient in person, by courier, or by facsimile or electronic transmission; and, except as otherwise provided in this Agreement, a notice, request, or consent given under this Agreement is effective on receipt by the Person to receive it. All notices, requests, and consents to be sent to the Members must be sent to or made at such address as such Member may specify. Whenever any notice is required to be given by law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

9.3Entire Agreement

This Agreement, together with the Certificate, constitutes the entire agreement of the Members relating to the Company and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

9.4Effect of Waiver or Consent

A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, docs not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

9.5Amendment or Modification

This Agreement may be amended or modified from time to time only by a written instrument executed by the unanimous consent of the Members.

9.6Binding Effect: No Third Path Beneficiaries

This Agreement is binding on and inures to the benefit of the Members and their respective successors and assigns. There are no third-party beneficiaries of this Agreement.

9.07Governing Law: Severability

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

In the event of a direct conflict between the provisions of this Agreement and (a) any provision of the Certificate, or (b) any mandatory provision of the Act or (to the extent such statutes are incorporated into the Act) the Delaware General Corporation Law, the applicable provision of the Certificate, the Act or the Delaware General Corporation Law shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

9.08Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

ARTICLE X

VOTING

10.1Members Voting Rights.

The Class A Preferred Units shall have ten (10) votes per Unit and the Class A Non-Voting Common

Units shall have zero (0) votes per Unit.

ARTICLE XI

MANAGEMENT

11.1Manager(s)

Charles Bongiovanni and Vincent Guarnieri are hereby designated to serve as managers of the Company (the “Managers”) commencing on the date hereof. The Managers may, but need not, be members of the Company.

11.2Powers of the Managers; Attorneys-in-Fact.

Except for instances in which the vote, consent or approval of the Member is expressly required by the Act or this Agreement, the Managers will have full, complete and exclusive authority, power and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts and activities customary or incident to the management of the Company's business, properties and affairs, Notwithstanding the foregoing, the Managers may not, without the consent of the Member (i) do any act in contravention of this Agreement, (ii) do any act which would make it impossible to carry on the ordinary business of the Company, (iii) confess a judgment against the Company, or (iv) possess property of the Company or assign the rights of the Company in specific property for other than a Company- related purpose.

11.3Removal

The Managers may be removed at any time, with or without cause, by the written consent of the Member. Upon the removal of the Managers, the Member shall appoint successor Managers who will succeed to all of the rights and obligations of the Managers hereunder.

ARTICLE XII

ADMISSION OF NEW MEMBERS

12.1Admission of New or Substitute Members

No person may become a member of the Company unless and until he, she or it has been approved in writing by the Managers and has executed and delivered to the Company a copy of this Agreement. Upon such admission, a new Exhibit A shall be prepared by the Manager and circulated to the Member(s).

In Witness whereof, the Members do hereby execute this Agreement below.

MEMBERS:

EXHIBIT A

OWNERSHIP INTERESTS

March 31, 2023

Member	Class A Common Units	Preferred Class A
Bongenuity, LLC	26%	520,000
6G Holdings, LLC	10%	200,000
VinPossible, LLC	26%	520,000
JMS Equity, LLC	21%	420,000
Undistributed	17%	340,000